News Release

November 4, 2009

For Release:	Immediately
Contact:	Investors:	Stacey A. Renner, (845) 486-5730
	News Media	Denise D. VanBuren, (845) 471-8323

CH Energy Group Business Unit Sells Selected Holdings
Griffith Energy Services Divests Various Northeast Companies at an Expected Gain

(Poughkeepsie, NY)  Griffith Energy Services, a subsidiary of CH Energy Group, Inc. (NYSE: CHG), today announced the sale of its operating divisions serving markets in Rhode Island, Connecticut and Pennsylvania as part of a strategic streamlining that will reduce the volatility of cash flow and allow the fuel oil delivery firm to focus on its Mid-Atlantic operations. Canadian-based Superior Plus is acquiring approximately 47,000 customers in the deal, and will pay Griffith $76 million, before closing adjustments. The divestiture, which is subject to customary closing conditions, is expected to be completed in December 2009.

“We are very pleased with this transaction with Superior Plus, and expect to recognize a gain,” said CH Energy Group Chairman, President and Chief Executive Officer Steven V. Lant.  “The transaction follows an approximately year-long strategic review of how not only to best optimize Griffith’s strengths in its most advantageous markets, but to also ‘right size’ the investments we hold in the fuel oil delivery industry within CH Energy Group’s portfolio of business units.

“Despite the excellent performance of Griffith throughout the markets it serves, we became concerned in 2008 about the effect of high oil prices on our working capital requirements,” he said. “This sale consolidates operations in our strongest market area, reduces cash flow volatility and allows us to realize a gain for our shareholders.”

Lant noted that the exact amount of the gain from the transaction is subject to certain adjustments that will be determined at closing, and will be disclosed at a later date. “The expected gain reflects the value added by Griffith’s management team,” said Lant. “The combination of strong customer service, efficient operations, profitable acquisitions and successful marketing strategies has paid off and increased the value of these divisions as reflected in the sale price,” he said. “This transaction fits within our strategy to reduce volatility and provide stable and predictable returns to our shareholders.”

Lant said that Griffith, which will retain approximately 60,000 customers throughout several Mid-Atlantic states, will continue to expand as appropriate within that region through selected “tuck-in” acquisitions. “Our team at Griffith has a proven track record and long-standing presence in the Mid-Atlantic market, and going forward we are confident that they will continue to add value to our investments,” he said.

About CH Energy Group, Inc.
CH Energy Group, Inc. is a family of companies seizing new opportunities in the energy marketplace through two primary subsidiaries: Central Hudson Gas & Electric Corporation is a regulated transmission and distribution utility serving approximately 300,000 electric and about 74,000 natural gas customers in eight counties of New York State’s Mid-Hudson River Valley, and delivering natural gas and electricity in a 2,600-square-mile service territory that extends north from the suburbs of metropolitan New York City to the Capital District at Albany.  Central Hudson Enterprises Corporation, a non-regulated subsidiary, is the umbrella for a family of energy-related companies and investments focused primarily on fuel distribution and renewable energy.  Until this transaction is completed, Griffith Energy Service’s fuel distribution business supplies energy products and services to approximately 108,000 customers in 10 states, stretching from Rhode Island to the Washington, D.C. area.  CHEC also has interests in a Lexington, Neb., ethanol plant and several renewable energy projects in the Northeast.

Forward-Looking Statements –
Statements included in this News Release and any documents incorporated by reference which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Exchange Act.  Forward-looking statements may be identified by words including “anticipates,” “intends,” “estimates,” “believes,” “projects,” “expects,” “plans,” “assumes,” “seeks,” and similar expressions.  Forward-looking statements including, without limitation, those relating to CH Energy Group and its subsidiaries' future business prospects, revenues, proceeds, working capital, liquidity, income, and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors, including those identified from time-to-time in the forward-looking statements.  Those factors include, but are not limited to: weather; fuel prices; corn and ethanol prices; plant capacity factors; energy supply and demand; interest rates; potential future acquisitions; developments in the legislative, regulatory, and competitive environment; market risks; electric and natural gas industry restructuring and cost recovery; the ability to obtain adequate and timely rate relief; changes in fuel supply or costs including future market prices for energy, capacity, and ancillary services; the success of strategies to satisfy electricity, natural gas, fuel oil, and propane requirements; the outcome of pending litigation and certain environmental matters, particularly the status of inactive hazardous waste disposal sites and waste site remediation requirements; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism. CH Energy Group and its subsidiaries undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.   Given these uncertainties, undue reliance should not be placed on the forward-looking statements.